EXHIBIT 99.1

TXI Appoints Three Additional Directors

DALLAS, July 11, 2012 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) announced the addition of Sean Foley, Bernard Lanigan and Tom Ryan to its Board of Directors.

"We are delighted to have found directors of the quality and experience of Sean, Bernie, and Tom to join TXI," stated Bob Rogers, Chairman of the Board. "Given the improvement in construction activity, the near completion of additional cement capacity, the high quality of the Company's assets and the markets we participate in, this should be an exciting time for them to be a part of TXI," added Rogers.

The appointment of the directors is effective as of July 11, 2012.

Director Biographies

Sean P. Foley, age 54. He was Senior Vice President – Investment Management of AT&T, Inc. (a leading provider of telecommunications services in the United States and globally) from October 2006 until his retirement in January 2012. He was Vice President & Treasurer of Cingular Wireless (a leading provider of wireless telecommunications services) from 2000 until it was acquired by AT&T in 2005. He was Vice President and Treasurer of U S West, Inc. (a regional provider of telecommunications services in the United States) from 1995 until 2000. Mr. Foley is a former member of the Board of Trustees of Presbyterian College in South Carolina.

Bernard Lanigan, Jr., age 64. He founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc. (a registered investment advisor and wealth management company) since 1991. He also founded and has served as Chairman and Chief Executive Officer of Lanigan & Associates, P.C. (a certified public accounting and consulting firm) since 1974. He also directs and oversees Conifer Advisors, LLC and Conifer Partners, LLC (private equity, real estate and special situations investments). Mr. Lanigan is a certified public accountant. He is currently a director of Ruby Tuesday, Inc.

Thomas L. Ryan, age 47. He has been Chief Executive Officer of Service Corporation International (largest provider of deathcare products and services in North America) since February 2005 and has served as President of SCI since July 2002. From July 2002 until February 2005 Mr. Ryan was Chief Operating Officer of SCI, and from November 2000 until July 2002 he was Chief Executive Officer of European operations. From the time he joined SCI in 1996 until November 2000, Mr. Ryan served in a variety of financial management roles. Before joining SCI, Mr. Ryan was a certified public accountant with Coopers & Lybrand LLP for eight years. Mr. Ryan serves as Chairman of the Board of Trustees of the United Way of Greater Houston. He also serves on the Board of Directors of the Greater Houston Partnership, the Salvation Army Greater Houston Area Advisory Board and the GHCF Community Foundation Council. Mr. Ryan also serves on the University of Texas McCombs Business School Advisory Council.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in the cost or availability of transportation, changes in interest rate, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligations to publicly update such statements.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix and concrete products.

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

CONTACT: T. Lesley Vines, Jr.
         Vice President
         Corporate Controller & Treasurer
         972.647.6722
         Email: lvines@txi.com